GLEN DICKSON
                                  PAUL DICKSON
                          1409-675 West Hastings Street
                                 Vancouver B.C.
                                     V6B lN2

                             Tel:     (604) 722-1827
                             Fax:     (604) 408-1377
                              glen@quotescanada.com
                                        May  28,  1999
Carta  Resources  Ltd.
1075  Duchess  Avenue
West  Vancouver,  B.C.
V7T  1G8
Attention:     J.  E.  Charlesworth,  President
Dear  Sirs:
          Re:     Quotes  Canada  Financial  Network  Ltd.  ("QC"')
     The purpose of this letter is to offer for sale to Carta Resources Ltd. ("Carta"), on the terms and conditions set out herein, all of the issued shares of QC.
1. Glen Dickson and Paul Dickson (collectively the "Vendors") have represented to Carta that:
(a) the Vendors, Glen Dickson and Paul Dickson each as to 250,000 shares, are the registered and beneficial shareholders of 500,000 shares of QC (the "Shares"), representing all of the issued shares of QC;
(b) the authorized capital of QC consists of 1,000,000 common shares without par value, of which 500,000 are issued and outstanding;
(c) there are no options, share purchase warrants, agreements or other instruments pursuant to which any person has a right to acquire shares of QC, either from the Vendors or from the treasury of QC;
(d) the Shares are fully paid and non-assessable shares in capital of QC, and are free and clear of all charges, liens and encumbrances;
(e) QC is a corporation duly incorporated in the province of British Columbia, and is in good standing with the Registrar of Companies;

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(f)     QC  is  an  emerging  company engaged in the business of providing stock market  quotation  and  related  services  through  the  internet;
(g) to the best of their knowledge, there is no litigation involving QC, nor is any litigation pending or threatened against QC;
(h) QC has all permits and licences necessary for it to conduct and continue to conduct its business in the manner in which it has been conducted hitherto; and
(i) on the closing of the transaction contemplated in this agreement, QC will have liabilities of $ 1,000 or less.
2.     Carta  has  represented  to  each  of  the  Vendors  that:
(a) it has full corporate power and authority to enter into this agreement and the entering into of this agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound;
(b) it is a company in good standing under the laws of the province of British Columbia;
(c) it is a reporting issuer in good standing under the Securities Act (British Columbia);
(d) its common shares are listed and posted for trading on the Vancouver Stock Exchange (the "VSE") and Carta is not in breach of its listing agreement with the VSE;
(e)     it  is  a  reporting  issuer  only  in the province of British Columbia;
(f) its authorized capital consists of 20,000,000 common shares without par value of which 3,726,142 are issued and outstanding;
(g) there are no shares of Carta which are subject to issuance except a total of 360,000 of its shares which are subject to issuance pursuant to incentive stock options, and an additional 25,000 shares which are subject to issuance pursuant to a property acquisition agreement;
(h)     the  directors  of  Carta  are  as  follows:
J.  E.  Charlesworth
Thomas  Boychuk
H.  Leo  King
(i) Carta in not an "inactive" company on the VSE, and Carta does not intend to seek such status, nor has it received any notice from the VSE that it will be deemed to be inactive by the VSE.
3. The Vendors hereby offer to sell all of the Shares to Carta on the following terms and conditions:
(a)     the  purchase price for the Shares shall be $240,000 payable as follows:

(i) $50,000 cash to be paid by certified cheque on the acceptance of this offer by Carta;
(ii) an additional $190,000 to be paid by the issuance of 1,000,000 shares of Carta at the deemed price of $0.19 per share, such shares to be issued and delivered within five business days following the date of issuance (the "Effective Date") by the VSE of a notice accepting this agreement for filing;
(b) each of Paul Dickson and Glen Dickson shall, if they consent, be appointed to the board of directors of Carta such that the board of directors of Carta shall comprise five persons;
(c) each of Paul Dickson and Glen Dickson shall enter into an employment contract with Carta for a minimum period of two years at the salary of not less than $2,500 per month;
(d) incentive stock options shall be granted such that each of Glen Dickson and Paul Dickson shall be granted from time to time an incentive stock option entitling him to purchase not less than 4% (or such lower percentage as may be accepted by the optionee) of the issued shares in the capital of Carta at the minimum price permitted by the VSE for a period of five years;
(e) J.E. Charlesworth and Thomas Boychuk (collectively the "Shareholders") shall enter into a voting trust agreement with the Vendors such that the Shareholders, for a period of three years following the closing of the purchase and sale contemplated hereunder, shall vote their respective shares in the capital of Carta in a manner which is consistent with the intent of this agreement, and notwithstanding the generality of the foregoing, in a way as to implement the provisions of sub-paragraphs 3(b), 3(c) and 3(d) hereof, and
(f) the Vendors shall purchase, by way of private placement from the treasury of Carta, 160,000 units (each unit comprising one share and one share purchase warrant with a two year term) at a price of $0.15 per unit, such purchase to close concurrently with the sale and purchase of the Shares contemplated hereunder.
4. The Vendors shall promptly provide Carta with all information and documentation as is requested and required by the applicable securities regulatory bodies. Carta, at its sole cost and expense, shall prepare any valuation of QC that may be required by the securities regulatory bodies.
5. Except for the payment of $50,000 referred to in sub-paragraph 3(a)(i), which payment is unconditional, this agreement is subject to it being accepted for filing by the VSE and subject to Carta's review and acceptance, acting reasonably, of QC's audited financial statements. Carta shall advise the Vendors as to the acceptability of the said financial statements within two business days of Carta's receipt of them Carta shall use its good faith best efforts to obtain VSE acceptance of this agreement as quickly as possible; provided that if the Effective Date has not occurred on or before July 31, 1999, this agreement shall terminate at the election of the Vendors at any time thereafter, and the Vendors shall be entitled to retain, as liquidated damages, the sum of $50,000 paid pursuant to sub-paragraph 3 (a)(i) hereof

6. The shares to be issued to the Vendors under sub-paragraph 3(a)(ii) hereof shall be free-trading and non-assessable shares in the capital of Carta, subject to no pooling or escrow restrictions or hold periods other than those required by law or the policies of any securities regulatory body having jurisdiction.
7. All cash and share payments due to the Vendors hereunder shall be made to Glen Dickson and Paul Dickson, each as to 50%, unless Carta receives written instructions to the contrary from the Vendors.
8. The Vendors agree that, until the Closing Date, QC will not, without the prior written consent of Carta, which consent shall not be unreasonably withheld or delayed
(a)     purchase  or  sell  any  assets  which  are  of  material  value;
(b)     waive  or  surrender any material right in connection with its business;
(c)     issue  any  shares;
(d) make any public announcement concerning the transactions contemplated by this Agreement, other than as required by law or by an regulatory authority having jurisdiction over QC; or
(e)     declare or pay dividends or make any other distribution to shareholders.
9. Until the closing of the transaction contemplated hereunder, QC will conduct its business only in the ordinary course, and neither QC nor the Vendors will solicit, initiate, or encourage the submission of proposals or offers from any other person, entity or group relating to, and will not participate in any negotiations regarding, or (except an order to comply with any requirement of law to furnish information to regulatory authorities) furnish to any other person, entity or group any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt with respect to, the disposition of the business of QC or any of its assets out to the ordinary course or acquisition of any outstanding shares of QC or any shares in the capital of QC from treasury. The Vendors agree that if they receive any such proposal or offer in respect to any of the foregoing, they will immediately notify Carta in writing of all relevant details relating to the proposal or offer. While this agreement is in effect, neither the Vendors nor Carta may use or refer to this agreement or any aspect of its negotiations with the other party, without the other parties prior written consent, except as may otherwise be required by law.

     If this offer is acceptable to Carta, kindly execute a copy of this letter and return in to the Vendors on or before June 1, 1999, whereupon this shall constitute a binding agreement between us, enforceable in accordance with its terms. Forthwith upon the execution and delivery of this letter agreement, the parties shall use their respective best efforts to enter into a comprehensive agreement embodying the terms and conditions of this agreement Failure to return such an executed copy within such time period shall result in the termination of this offer.
Yours  Truly



Glen  Dickson



Paul  Dickson

Agreed to and accepted as of the 1st day of June, 1999, CARTA RESOURCES LTD.

Per:

Authorized  Signatory